UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-12

Jensyn Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Not Applicable

2)	Aggregate number of securities to which transaction applies: Not Applicable

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

JENSYN ACQUISITION CORP.
800 West Main Street, Suite 204
Freehold, New Jersey 07728

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be Held on August 29, 2010

This proxy statement supplement, dated August 15, 2018 (the “Supplement”), supplements the definitive proxy statement of Jensyn Acquisition Corp. (the “Company”) filed with the U.S. Securities and Exchange Commission on August 15, 2018 relating to the special meeting of stockholders of the Company to be held on Wednesday, August 29, 2018, at 10:00 a.m. Eastern time, at the offices of Giordano, Halleran & Ciesla, P.C. at 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701. The purpose of this Supplement is to provide information with respect to the Company’s entry into an agreement with respect to a proposed business combination.

Proposed Business Combination

On August 15, 2018, the Company announced that it has signed a definitive agreement to enter into a business combination with Oneness Global, an e-commerce company based in China that operates under the name “HEFA Global.”

At the closing of the business combination, the stockholders of HEFA Global will exchange their shares in HEFA Global for shares of the Company’s common stock representing approximately 85% of the Company’s outstanding shares after giving effect to the business combination, subject to adjustment based upon, among other things, HEFA Global’s net cash and net working capital, the amount of Company transaction expenses paid by HEFA, the number of shares of the Company’s common stock issued in satisfaction of certain obligations and the amount paid by the Company from its trust account to pay expenses.

The closing of the business combination is subject to a number of conditions, including the approval of the Company’s stockholders. The senior management of HEFA Global will replace the Company’s existing management team following the closing of the business combination.

HEFA Global is an e-commerce company based in China that has developed a “shared and collaborative commerce” platform with a focus on wellness, health and beauty products and hotel booking and shared rentals. HEFA Global’s mobile platform offers a comprehensive selection of attractively priced merchandise and features a dynamic social shopping experience that leverages social networks as an effective and efficient tool for buyer and merchant acquisition and engagement in an eco-system. Its business model enables its Registered Merchant (RM) networks to become powerful distribution channels for its products and services through their direct sales and social media networks. As a result of its innovative business model, HEFA Global has been able to quickly expand its buyer base and establish brand recognition and market position.

HEFA Global has pioneered an innovative “shared and collaborative commerce” model whereby consumers create product demands to the manufacturers on the HEFA Global platform. Consumers are encouraged to share product information on such social networks, and invite their friends, family and social contacts to join HEFA Global’s “shared and collaborative commerce” platform and register RM merchants. Buyers and merchants on the platform actively introduce HEFA Global to, and share products offered on the platform and their shopping experiences with, their friends, family and social contacts. New buyers and merchants in turn refer the HEFA Global platform to their broader family and social networks, generating low-cost organic traffic and active interactions and leading to exponential growth of HEFA Global’s buyer and merchant base. HEFA Global has developed its own proprietary technology infrastructure that seamlessly connects its platform with buyers and merchants and supports its business growth.

In connection with the proposed business combination, the Company intends to file with the SEC a preliminary proxy statement. When completed, the Company will mail a definitive proxy statement and other relevant documents to its stockholders in connection with its solicitation of proxies for a special meeting of stockholders to be held to approve the proposed business combination and related transactions. This Supplement does not contain all the information that should be considered concerning the proposed business combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed business combination. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with, the Company’s solicitation of proxies for the special meeting to be held to approve the proposed business combination, as these materials will contain important information about HEFA Global, the Company and the proposed business combination. The definitive proxy statement will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination agreement and related transactions. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov, or by directing a request to: Jensyn Acquisition Corp., 800 West Main Street, Suite 204, Freehold, New Jersey 07728, attention: Jeffrey J. Raymond, 1-888-536-7965.